REVISED NEWS RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.376.1935
Conference call 1:00 EDT October 18, 2001	800.640.5128
Replay (passcode: 471.7496)	888.843.8996

October 18, 2001 For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES

THIRD QUARTER EARNINGS

  Revenues Increase 29 Percent on Strong Loan Originations;
  Provisions Taken Reflecting Slowing National Economy;
  Earnings Per Share Up 16 Percent;
  Plans Announced to Address Likely Regulatory Changes for Residual Interests.

(Columbus, IN) Irwin Financial Corporation (NYSE: IFC), an interrelated group of specialized financial services companies focusing on mortgage banking, home equity lending and small business lending, today announced net income in the third quarter of 2001 of $11.5 million or $0.50 per share, compared with net income of $9.1 million or $0.43 per share during the same period in 2000, an increase in earnings of 25.6 percent and an increase in earnings per share of 16.3 percent. Third quarter 2001 revenues totaled $100.7 million, an increase of $22.7 million or 29.1 percent compared with a year earlier. Return on average equity during the third quarter was 21.74% and has been 22.25% year-to-date.

"During a difficult period for our national economy, our diversified revenue strategy proved beneficial for our shareholders," said Will Miller, Chairman of Irwin Financial. "While we had meaningful interest rate related run-off in our residential mortgage loan portfolios and we felt current economic conditions merited additional credit reserves, our balanced product offering and strong production platforms have enabled us to produce strong results this quarter."

Financial highlights for the quarter included:

$s in millions, except EPS	3Q 2001	3Q 2000	Percent Change	YTD 2001	YTD 2000	Percent Change
Total Net Revenues	$100.7	$78.0	29.1%	$289.6	$218.2	32.7%
Net Income	11.5	9.1	25.6	33.4	26.1	28.1
Earning per Share (EPS)	0.50	0.43	16.3	1.47	1.23	19.5
Return on Average Equity	21.74%	21.04%		22.25%	20.88%

The Corporation's third quarter results reflected strong loan originations by each of the three largest lines of business.

  Mortgage loan originations totaled $2.0 billion during the third quarter, a year-over-year increase of 94.4 percent. Year-to-date, mortgage loan originations have totaled $6.4 billion.
  Home equity originations totaled $0.4 billion during the quarter, a year-over-year increase of 81.6 percent. Year-to-date, home equity originations have totaled $0.8 billion.
  The loan and lease portfolio at the commercial banking line of business increased by $137.9 million or 10.8 percent during the third quarter of 2001.

Consolidated credit performance was in line with management's expectations. However, the continued slowing of the national economy prompted the Corporation to take additional credit-related provisions during the quarter.

  Given the slowing economic environment, management remains pleased with credit quality, although charge-offs increased in each of the portfolios in which the Corporation retains credit risk.
  Delinquency ratio (30 days and beyond) trends for these portfolios are shown below.
	Commercial Loans	Home Equity Loans	Equipment Leases
Owned Portfolio ($ Billion)	$1.4	$2.0	$0.2
30-Day + Delinquency
September 30, 2001	0.08%	4.61%	2.41%
June 30, 2001	0.15	4.45	1.57
March 31, 2001	0.19	4.32	1.55
December 31, 2000	0.46	4.35	1.02

Line of Business Results

Mortgage Banking

Net income at the company's mortgage banking subsidiary (www.irwinmortgage.com) totaled $10.8 million in the third quarter, an increase of $7.1 million or 192.8 percent compared with the year earlier period.

Reflecting an interest rate environment where the GNMA note rate was approximately 1.25% lower than in the third quarter of 2000, refinanced loans accounted for 45.0 percent of third quarter production, compared with 13.2 percent in the year earlier period. The company's mortgage servicing portfolio totaled $11.7 billion as of September 30, 2001, a year-over-year increase of 17.1 percent and a quarterly increase of $1.2 billion or 11.4 percent, reflecting increased production and a higher servicing retention rate in the third quarter of 2001. The market value of the company's servicing portfolio totaled $165.6 million as of September 30, 2001, compared with the balance sheet carrying value of $152.9 million, reflecting balance sheet valuation at the lower of cost or market.

Home Equity Lending

The Corporation's home equity lending business (www.ihe.com) earned $1.2 million during the third quarter of 2001, a $2.7 million decrease as compared to the third quarter of 2000. While actual credit performance continues to meet management's expectations, the decrease in net income principally reflects steps the company took during the third quarter in anticipation of further deterioration in the national economy that could lead to greater stress on homeowners' cash flows and, potentially, greater losses in the company's portfolio. In addition, while the interest rate environment was favorable for loan production, prepayment speeds increased, which required a revaluation of the prepayment speed assumptions on the company's interest-only strips. The managed and subserviced home equity portfolio totaled $2.2 billion at quarter-end, compared with $1.3 billion a year earlier, a 68.6 percent increase. The home equity line of business delivered $448.9 million of loans into the secondary market as part of its third quarter funding activities and plans to deliver another $226.6 million in the fourth quarter to complete its commitment to that securitization.

In light of the recent slowing of the economy and greater uncertainty due to the events of September 11, the company increased its loss reserves and the aggregate discount rate on its interest-only strips to account for potential increased future losses and increased uncertainty about future volatility in actual cash flows. These changes led to mark-to-market impairment from loss reserve and discount rate assumptions of $14.6 million and $7.6 million, respectively during the third quarter. As noted above, the company also increased its assumption for future prepayment speeds, which resulted in impairment charges of $9.4 million.

Securitization Activities and Residual Interests

In an addendum to testimony before Congress, FDIC Director John Reich said on October 16 that he expected new capital rules affecting residuals from securitization transactions to be announced in the Federal Register in late November. While the details of the final rules are not yet clear, it is likely they will create incentives for financial institutions to lower their residuals as a percentage of Tier 1 capital. In anticipation of the new rules, Irwin Financial is considering various steps including increased use of securitization structures eligible to be accounted for as financings rather than structures that require sale treatment under SFAS 140. Management believes the impact of this change will first be evident in 2002.

If an alternative financing structure is utilized, future revenue recognition in the home equity line of business is likely to be delayed, although management expects that the ultimate total receipt of revenues and profitability derived from loans will be unchanged by differences in securitization structures. Revenues associated with the gain on sale of home equity loans have accounted for approximately 25% of consolidated revenues year to date. Management believes that, after a transition period, it can still achieve its consolidated long-term financial objectives of double-digit annual earnings per share growth and greater than 15% ROE. These actions are intended to reduce the Corporation's investments in interest-only strips that are created under SFAS 140 relative to its Tier 1 capital.

"The performance of our securitization residual interests has consistently met or exceeded our expectations," Miller said. "We continue to believe our assumptions have been appropriate under GAAP. However, a number of other companies using structures which require gain-on-sale accounting have encountered difficulty in their valuations. This has caused uncertainty in the investment and regulatory communities for issuers using securitizations accounted for as sales under SFAS 140. In light of these changes in the external environment, we believe it is prudent to begin planning to reduce our concentration in residuals. We believe this action by Irwin Financial will help reduce public concerns about the amount of our residuals and instead focus the market on the underlying quality and performance of our loans."

Commercial Banking

The commercial banking line of business (www.irwinunion.com) earned $2.8 million in the third quarter of 2001, an increase of $1.0 million or 54.4 percent compared with a year earlier. The increase in net income largely reflects year-over-year growth of $2.7 million or 28.7 percent in net interest income after provision for loan losses and a $1.0 million increase in other revenues--principally mortgage origination and other fees. The commercial banking loan portfolio of $1.4 billion has increased $0.4 billion, or 45.3 percent year-over-year. The net interest margin for the line of business in the third quarter was 3.90 percent, compared with 4.40 percent during the third quarter of 2000, but up from 3.70 percent and 3.82 percent during the first two quarters of 2001. Average core deposits increased during the quarter 8.4 percent to $946.4 million. The line of business's net charge-offs totaled $0.7 million during the third quarter or 0.24 percent of average loans on an annualized basis, compared with $0.1 million or 0.05 percent of average loans a year earlier. The line of business's reserve to loans totaled 0.86 percent as of September 30, compared with 0.88 percent a year earlier.

Equipment Finance

The Corporation's small-ticket leasing line of business, (www.irwinbf.com), incurred a pre-tax loss of $1.8 million in the third quarter, compared with a pre-tax loss of $0.6 million a year earlier. The increased loss was principally the result of a $2.3 million increase in loss provision taken during the third quarter. Lease charge-offs increased to $1.5 million during the third quarter, a $1.2 million year-over-year increase. Lease and loan fundings totaled $70.7 million in the third quarter, including $26.0 million related to the start-up of Irwin Franchise Capital. The leasing portfolio totaled $244.7 million at quarter-end, a $116.6 million or 91.0 percent annual increase.

Venture Capital

Irwin Ventures (www.irwinventures.com) lost $0.1 million during the third quarter, compared with a loss of $0.2 million a year earlier, reflecting operating expenses. The company's investment portfolio had a $12.1 million carrying value as of September 30, 2001, compared with a cost basis of $10.0 million.

Balance Sheet as of September 30

The Corporation's assets totaled $3.1 billion as of September 30, 2001, a $0.9 billion increase from a year earlier, reflecting increases in portfolio loans at the commercial banking and equipment leasing lines of business and increases in loans held for sale at the mortgage banking line of business. The Corporation's loan and lease portfolio totaled $1.7 billion as of September 30, 2001, an increase of $0.6 billion or 53.3 percent from a year earlier. Loans held for sale increased 32.7 percent year-over-year to $0.7 billion. Risk-based assets totaled $3.5 billion, a 41.3 percent year-over-year increase, largely reflecting portfolio loan growth and growth of the home equity line of business.

Nonperforming assets (including other real estate owned of $4.9 million) were $15.9 million or 0.52 percent of total assets as of September 30, 2001, up from $9.4 million or 0.44 percent of total assets a year earlier. Charge-offs for the quarter totaled $2.4 million, compared to $0.7 million a year earlier, reflecting increases at the commercial banking and leasing lines of business. The Corporation's allowance for loan losses totaled $17.7 million as of September 30, 2001, compared with $12.6 million a year earlier. As of September 30, 2001, the consolidated ratio of allowance for loan losses to total loans was 1.04 percent, compared with 1.13 percent a year earlier. The ratio of allowance for loan losses to nonperforming loans totaled 161 percent, compared with 195 percent a year earlier.

On July 16, 2001, the Corporation sold $15 million of 10.25 percent trust preferred stock. These securities qualified as Tier 2 regulatory capital and are eligible for inclusion in Tier 1 capital. The privately placed securities are callable beginning in July 2006 and mature in July 2031.

The Corporation had $221.0 million or $10.32 per share in common shareholders' equity as of September 30, 2001, a year-over-year per share increase of 20.0 percent. The Corporation's Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 9.45 percent and 10.84 percent, respectively as of September 30, 2001, compared with 12.01 percent and 10.60 percent a year earlier.

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Mortgage Corporation, Irwin Home Equity Corporation, Irwin Union Bank, Irwin Capital Holdings, and Irwin Ventures -- provides a broad range of consumer and commercial financial services in selected markets in the United States and Canada.

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to projections of business strategies and future activities, but are not guarantees of future performance and involve uncertainties that are difficult to predict. Words such as "expectations," "assumptions," "plans," "believes," "is likely," "expects," and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of business strategies and future activities. Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in interest rates, which may affect consumer demand for our products and the valuation of our servicing portfolio; refinancing opportunities, which may affect the prepayment assumptions used in the Corporation's valuation estimates; competition from other financial service providers for experienced managers as well as for customers; changes in the proposed regulatory treatment of residual interests; unanticipated difficulties in expanding the Corporation's businesses; changes in the value of technology-related companies; legislative or regulatory changes; or governmental changes in monetary or fiscal policies. Further, uncertainty following the events of September 11 may negatively impact the financial services industry or cause changes in or exaggerate the effects of the factors described above. For additional explanation of various factors that may affect our future results, refer to the Management Discussion and Analysis in the Corporation's 10-K and our S-1 filing which are on file with the SEC.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
(In thousands)	2001	2000	% Change
Third Quarter
Net Interest Income	$41,016	$21,357	92.0%
Provision for Loan and Lease Losses	(5,006)	(1,356)	269.2
Noninterest Income	64,706	57,992	11.6
Total Net Revenues	100,716	77,993	29.1
Noninterest Expense	81,871	62,748	30.5
Income before Income Taxes	18,845	15,245	23.6
Income Taxes	7,446	6,117	21.7
Income before Minority Interest	11,399	9,128	24.9
Minority Interest	(68)	0	na
Net Income	11,467	9,128	25.6

Dividends on Common Stock	$1,383	$1,259	9.8

Diluted Earnings Per Share (24,167 Weighted Average Shares Outstanding)	$0.50	$0.43	16.3
Basic Earnings Per Share (21,154 Weighted Average Shares Outstanding)	0.54	0.43	25.6
Dividends Per Common Share	0.065	0.060	8.3
Common Stock Market Price:
High	$27.70	$17.00	62.9
Low	16.00	13.44	19.0

Net Charge-Offs	$2,358	$647	264.5

Performance Ratios - Quarter to Date:
Return on Average Assets	1.30%	1.67%
Return on Average Equity	21.74%	21.04%

Year to Date
Net Interest Income	$104,189	$61,210	70.2%
Provision for Loan and Lease Losses	(9,363)	(3,610)	159.4
Noninterest Income	194,777	160,631	21.3
Total Net Revenues	289,603	218,231	32.7
Noninterest Expense	234,911	174,720	34.4
Income before Income Taxes	54,692	43,511	25.7
Income Taxes	21,700	17,397	24.7
Income before Minority Interest	32,992	26,114	26.3
Minority Interest	(279)	0	na
Income before Cumulative Effect of Change in Accounting Principle	33,271	26,114	27.4
Cumulative Effect of Change in Accounting Principle, Net of Tax	175	0	na
Net Income	$33,446	$26,114	28.1

Dividends on Common Stock	$4,135	$3,776	9.5

Diluted Earnings Per Share (24,154 Weighted Average Shares Outstanding)	$1.47	$1.23	19.5
Basic Earnings Per Share (21,147 Weighted Average Shares Outstanding)	1.58	1.24	27.4
Dividends Per Common Share	0.194	0.180	7.8
Common Stock Market Price:
High	$27.70	$18.50	49.7
Low	16.00	13.44	19.0
Closing	20.90	16.38	27.6

Net Charge-Offs	$4,716	$1,402	236.4

Performance Ratios - Year to Date:
Return on Average Assets	1.46%	1.82%
Return on Average Equity	22.25%	20.88%

At September 30:
Loans Held for Sale	$651,380	$490,690	32.7%
Loans in Portfolio	1,707,334	1,117,746	52.7
Allowance for Loan and Lease Losses	17,700	12,629	40.2
Total Assets	3,079,546	2,149,280	43.3
Total Deposits	2,175,120	1,320,514	64.7
Shareholders' Equity	220,908	181,989	21.4
Shareholders' Equity available to Common Shareholders	10.32	8.60	20.0
Average Equity/Average Assets (YTD)	6.56%	8.71%
Tier I Capital	$289,300	$230,102	25.7
Tier I Leverage Ratio	9.45%	12.01%
Total Risk-based Capital Ratio	10.84%	10.60%
Nonperforming Assets to Total Assets	0.52%	0.37%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)
Mortgage Banking	2001	2000	% Change
Third Quarter
Net Interest Income	$8,435	$3,156	167.3%
Provision for Loan Losses	78	45	73.3
Loan Origination Fees	15,477	9,059	70.8
Gain on Sales of Loans	30,166	11,469	163.0
Gain (Loss) on Sale of Servicing	298	8,709	(96.6)
Loan Servicing Fees	13,078	12,602	3.8
Amortization and Impairment of Servicing Assets,
Net of Hedging	(8,212)	(9,726)	(15.6)
Other Revenues	1,356	1,316	3.0
Total Net Revenues	60,676	36,630	65.6

Salaries, Pension, and Other Employee Expense	29,316	18,399	59.3
Other Expenses	13,486	12,138	11.1
Income Before Income Taxes	17,874	6,093	193.4
Income Taxes	7,056	2,398	194.2
Income Before Cumulative Effect of Change in Accounting Principle	10,818	3,695	192.8

Total Mortgage Loan Originations:	$2,028,354	$1,043,456	94.4
Percent retail	37.32%	36.70%
Percent wholesale	56.84%	54.81%
Percent brokered	5.84%	8.49%
Refinancings as a Percent of Total Originations	45.02%	13.21%

Year to Date
Net Interest Income	$18,026	$11,757	53.3%
Provision for Loan Losses	154	66	133.3
Loan Origination Fees	43,007	25,417	69.2
Gain on Sales of Loans	74,602	33,977	119.6
Gain (Loss) on Sale of Servicing	6,079	14,432	(57.9)
Loan Servicing Fees	37,876	38,939	(2.7)
Amortization and Impairment of Servicing Assets,
Net of Hedging	(23,818)	(21,606)	10.2
Other Revenues	3,896	3,463	12.5
Total Net Revenues	159,822	106,445	50.1

Salaries, Pension, and Other Employee Expense	79,170	54,328	45.7
Other Expenses	39,168	35,548	10.2
Income Before Income Taxes	41,484	16,569	150.4
Income Taxes	16,354	6,625	146.9
Income Before Cumulative Effect of Change in Accounting Principle	25,130	9,944	152.7
Cumulative Effect of Change in Accounting Principle	175	0	na
Net Income	$25,305	$9,944	154.5

Total Mortgage Loan Originations:	$6,388,294	$2,986,445	113.9
Percent retail	34.74%	36.23%
Percent wholesale	60.42%	55.25%
Percent brokered	4.84%	8.51%
Refinancings as a Percentage of Total Originations	49.81%	13.71%

At September 30:
Owned Servicing Portfolio Balance	$11,667,256	$9,963,018	17.1%
Weighted average interest rate	7.46%	7.73%
Delinquency ratio (30+ days):	8.58%	7.07%
FNMA/FHLMC	2.23%	2.23%
GNMA	9.97%	8.07%
Servicing Asset	$152,910	$133,288	14.7

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
(In thousands)
Home Equity Lending	2001	2000	% Change
Third Quarter
Net Interest Income - Unsold Loans and Other	$9,968	$3,818	161.1%
I/O Strip Interest Income	7,893	3,574	120.8
Trading Gains/ Losses	(32,177)	1,832	(1856.4)
Loan Origination Fees	523	131	299.2
Gain on Sales of Loans, Including Points and Fees	37,408	16,137	131.8
Servicing Income, net	2,641	1,574	67.8
Other Revenues	9	26	(65.4)
Total Net Revenues	26,265	27,092	(3.1)

Salaries, Pension, and Other Employee Expense	14,521	10,812	34.3
Other Expense	9,724	9,574	1.6
Income before Income Taxes	2,020	6,706	(69.9)
Income Taxes	808	2,745	(70.6)
Net Income	$1,212	$3,961	(69.4)

Loan Volume	$350,397	$192,965	81.6
Secondary Market Delivery	448,861	208,991	114.8
Gain on Sale as Percentage of Loans Securitized	8.33%	7.72%
Return on Average Equity	4.44%	30.56%

Year to Date
Net Interest Income - Unsold Loans and Other	$24,067	$12,204	97.2%
I/O Strip Interest Income	22,589	8,916	153.4
Trading Gains/ Losses	(34,723)	10,123	(443.0)
Loan Origination Fees	874	440	98.6
Gain on Sales of Loans, Including Points and Fees	70,716	34,938	102.4
Servicing Income, net	7,761	3,977	95.1
Other Revenues	63	0	NA
Total Net Revenues	91,347	70,598	29.4

Salaries, Pension, and Other Employee Expense	44,914	26,807	67.5
Other Expense	28,651	26,265	9.1
Income before Income Taxes	17,782	17,526	1.5
Income Taxes	7,113	7,011	1.5
Net Income	$10,669	$10,515	1.5

Loan Volume	$802,559	$601,038	33.5
Secondary Market Delivery	850,836	565,219	50.5
Gain on Sale as Percentage of Loans Securitized	8.31%	6.18%
Return on Average Equity	14.43%	25.55%

At September 30:
Home Equity Loans (On balance sheet)	$241,222	$237,060	1.8%
Net Capitalized Servicing (Servicing Asset and I/O Strip)	211,547	110,331	91.7
Managed Portfolio	2,024,661	1,072,867	88.7
Delinquency Ratio (30+ days)	4.61%	3.01%
Managed Portfolio, including subservicing	$2,162,877	$1,282,947	68.6
Delinquency Ratio (30+ days)	4.71%	3.26%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)
Commercial Banking	2001	2000	% Change
Third Quarter
Net Interest Income	$13,808	$9,886	39.7%
Provision for Loan and Lease Losses	(1,901)	(634)	199.8
Other Revenues	3,999	2,962	35.0
Total Net Revenues	15,906	12,214	30.2

Salaries, Pension, and Other Employee Expense	6,761	5,461	23.8
Other Expenses	4,664	3,789	23.1
Income Before Income Taxes	4,481	2,964	51.2
Income Taxes	1,706	1,167	46.2
Net Income	$2,775	$1,797	54.4

Return on Average Equity	12.12%	14.19%
Return on Average Assets	0.75%	0.73%
Net Charge-offs	$682	$103	562.1
Net Interest Margin	3.90%	4.40%

Year to Date
Net Interest Income	$36,141	$28,067	28.8%
Provision for Loan and Lease Losses	(4,405)	(1,802)	144.5
Other Revenues	10,578	8,838	19.7
Total Net Revenues	42,314	35,103	20.5

Salaries, Pension, and Other Employee Expense	19,184	15,834	21.2
Other Expenses	13,456	10,470	28.5
Income Before Income Taxes	9,674	8,799	9.9
Income Taxes	3,757	3,449	8.9
Net Income	$5,917	$5,350	10.6

Return on Average Equity	10.03%	12.88%
Return on Average Assets	0.60%	0.79%
Net Charge-offs	$1,414	$618	128.8
Net Interest Margin	3.81%	4.50%

At September 30:
Securities and Short-Term Investments	$17,771	$21,980	(19.1)%
Loans and Leases	1,415,547	974,539	45.3
Allowance for Loan and Lease Losses	(12,219)	(8,559)	42.8

Interest-Bearing Deposits	1,133,601	828,223	36.9
Noninterest-Bearing Deposits	158,945	96,049	65.5

Delinquency Ratio (30+ days):
Commercial Loans	0.08%	0.29%
Consumer Loans	1.24%	1.16%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)
Business Finance	2001	2000	% Change
Third Quarter
Net Interest Income	$2,367	$999	136.9
Provision for Loan and Lease Losses	(2,743)	(400)	585.8
Other Revenues	383	504	(24.0)
Total Net Revenues	7	1,103	(99.4)

Salaries, Pension, and Other Employee Expense	1,541	1,017	51.5
Other Expenses	296	653	(54.7)
Income Before Income Taxes and Minority Interest	(1,830)	(567)	(222.8)
Minority Interest	(68)	0	na
Income Before Income Taxes	($1,762)	($567)	(210.8)

Net Charge-Offs	$1,450	$211	na
Net Interest Margin	4.29%	3.57%
Total Fundings of Loans and Leases	$70,733	$27,780	154.6

Year to Date
Net Interest Income	$6,246	$1,491	318.9
Provision for Loan and Lease Losses	(4,151)	(909)	356.7
Other Revenues	1,088	514	111.7
Total Net Revenues	3,183	1,096	(190.4)

Salaries, Pension, and Other Employee Expense	4,431	2,141	107.0
Other Expenses	1,761	1,321	33.3
Income Before Income Taxes and Minority Interest	(3,009)	(2,366)	(27.2)
Minority Interest	(278)	0	na
Income Before Income Taxes	($2,731)	($2,366)	(15.4)

Net Charge-Offs	$2,945	$211	na
Net Interest Margin	4.45%	4.15%
Total Fundings of Loans and Leases	$144,360	$76,178	89.5

At September 30:
Investment in Loans and Leases	$244,734	$128,151	91.0
Allowance for Loan and Lease Losses	3,578	2,581	38.6
Weighted Average Yield	11.01%	12.86%
Delinquency ratio (30+ days)	2.41%	2.19%

Venture Capital	2001	2000	% Change
Third Quarter
Net Interest Income after Provision for Loan Losses	($156)	($244)	36.1%
Mark to Market Adjustment on Investments	0	0	na
Other Revenues	118	87	35.6
Total Net Revenues	(38)	(157)	na

Operating Expenses	117	121	(3.3)
Income Before Income Taxes	(155)	(278)	(44.2)
Income Taxes	(63)	(112)	(43.8)
Net Income	($92)	($166)	44.6

Year to Date
Net Interest Income after Provision for Loan Losses	($417)	($604)	(31.0)%
Mark to Market Adjustment on Investments	(4,702)	7,452	(163.1)
Other Revenues	503	255	97.3
Total Net Revenues	(4,616)	7,103	(165.0)

Operating Expenses	531	310	71.3
Income Before Income Taxes	(5,147)	6,793	(175.8)
Income Taxes	(2,048)	2,716	(175.4)
Net Income	($3,099)	$4,077	(176.0)

At September 30:
Investment in Portfolio Companies (cost)	$10,036	$4,114	143.9
Mark to Market Adjustment	2,070	8,758	(76.4)
Carrying Value - Portfolio Companies	$12,106	$12,872	(6.0)